Exhibit 3.1.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
CAPITAL BANCORP, INC.
(as amended effective May 22, 2023)
(redline version of amended sections)

ARTICLE IX. Directors.

 ~~B. Election. Directors shall be elected by the vote of a plurality of the votes cast in the election of directors, for which purpose unvoted shares and abstentions shall not be counted.~~

B. Elections. (i) Directors shall be elected by a majority of the votes cast at any meeting for the election of directors at which a quorum is present and for which the number of director nominees is less than or equal to the number of directors to be elected (an “Uncontested Election”) and (ii) directors shall be elected by a plurality of the votes cast at any meeting for the election of directors at which a quorum is present and for which the number of director nominees exceeds the number of directors to be elected (i.e., a contested election, and for which purpose unvoted shares and abstentions shall not be counted). For purposes of the foregoing sentence and clause (i), a majority of the votes cast at a meeting shall mean that the number of shares voted “for” a director’s election exceeds the number of shares voted “against” or “withheld” with respect to that director’s election.

ARTICLE XII. Amendment of Articles and Bylaws.

A. Articles. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders herein are granted subject to this reservation. Except for Section A of Article III, which may be amended by the Board of Directors, no amendment, addition, alteration, change or repeal of these Articles of Incorporation shall be made unless it is first approved by the Board of Directors of the Corporation pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office, and thereafter approved by the holders of ~~two-thirds~~a majority of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof.